Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-180058

May 3, 2012

PS BUSINESS PARKS, INC.

14,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A SHARE OF

6.00% CUMULATIVE PREFERRED STOCK, SERIES T

Final Term Sheet

Issuer:	PS Business Parks, Inc. (PSB)

Security:	Depositary Shares Each Representing 1/1000 of a Share of 6.00% Cumulative Preferred Stock, Series T

Size:	14,000,000 depositary shares

Over-allotment Option:	2,100,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. 333-180058

Public Offering Price:	$25.00 per depositary share; $350,000,000 total (not including over-allotment option)

Underwriting Discounts:	$0.7875 per share for Retail Orders; $9,118,423.13 total; and $0.50 per share for Institutional Orders; $1,210,525.00 total

Proceeds to the Company, before expenses:	$339,671,051.87 total

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. RBC Capital Markets, LLC

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,732,400
Morgan Stanley & Co. LLC	3,732,400
Wells Fargo Securities, LLC	3,732,400
Credit Suisse Securities (USA) LLC	700,700
J.P. Morgan Securities LLC	700,700
KeyBanc Capital Markets Inc.	700,700
RBC Capital Markets, LLC	700,700

Distribution Rights:	6.00% of the liquidation preference per annum; Distributions begin on June 30, 2012

Redemption:	The depositary shares may not be redeemed until on or after May 14, 2017, except in order to preserve our status as a real estate investment trust.

Settlement Date:	May 14, 2012 (T+7)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share

CUSIP Number:	69360J685

ISIN Number:	US69360J6854

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322, Morgan Stanley & Co. LLC toll-free 1-866-718-1649 or Wells Fargo Securities, LLC toll-free 1-800-326-5897.

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